Exhibit 99.1

Dice Holdings, Inc. Reports Fourth Quarter and Full Year 2009 Results

•	Revenues totaled $26.7 million; down 25% from fourth quarter 2008 and flat sequentially

•	Net income was $3.9 million or $0.06 per diluted share in the fourth quarter

•	Cash flow from operations increased 41% year-over-year to $6.2 million

•	Adjusted EBITDA totaled $11.4 million or 43% of revenues in the fourth quarter (See “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Deferred revenue increased $2.3 million; first quarterly increase since first quarter 2008

•	Prepaid $5.0 million of debt in January 2010

New York, New York, February 2, 2010 —Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter and full year ended December 31, 2009.

Fourth Quarter Operating Results

Revenues for the quarter ended December 31, 2009 totaled $26.7 million, a decline of 25% from $35.5 million in the comparable quarter of 2008, and flat from the third quarter of 2009. Both Dice.com and eFinancialCareers.com are impacted by recruitment activity which improved from the third quarter of 2009, but is still significantly lower than the fourth quarter of 2008.

Operating income totaled $7.2 million for the quarter ended December 31, 2009 versus $3.3 million in the quarter ended December 31, 2008, which was impacted by a $7.2 million non-cash goodwill impairment charge. Net income for the quarter ended December 31, 2009 totaled $3.9 million or $0.06 earnings per diluted share, compared to a net loss of $2.9 million in the fourth quarter of 2008.

Net cash provided by operating activities for the quarter ended December 31, 2009 was $6.2 million, a 41% increase from $4.4 million in the comparable quarter of 2008.

Adjusted EBITDA for the quarter ended December 31, 2009 was $11.4 million or 43% of revenues, compared with $16.8 million or 47% of revenues, for the fourth quarter of 2008. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results

For the quarter ended December 31, 2009, the DCS Online segment, which consists of Dice.com and ClearanceJobs, generated revenues of $19.4 million or 73% of Dice Holdings’ consolidated revenues, representing a 24% decrease from the comparable 2008 quarter. The decline was a result of fewer Dice.com recruitment package customers and a decrease in the average monthly revenue they generated. In the fourth quarter, ClearanceJobs generated record revenues, increasing 26% from the same quarter of 2008.

The eFinancialCareers segment, which consists of eFinancialCareers operations outside of North America, accounted for 22% of Dice Holdings’ consolidated revenues in the fourth quarter of 2009. For the quarter ended December 31, 2009, eFinancialCareers revenues declined 24% to $5.8 million from the comparable 2008 quarter. Measured in pound sterling, eFinancialCareers international business declined 27% from the same quarter a year ago.

The remaining businesses operated by Dice Holdings, which include the eFinancialCareers operations in North America, AllHealthcareJobs (since the date of acquisition, June 10, 2009), JobsintheMoney and Targeted Job Fairs, are reported in the Other category. Other revenues decreased 33% to $1.5 million for the quarter ended December 31, 2009.

Full Year Operating Results

Total revenues for the year ended December 31, 2009 decreased 29% to $110.0 million, compared to $155.0 million in 2008. Reduced recruitment activity as a result of the global recession impacted the demand for our services. Currency translation from pound sterling to U.S. dollars negatively impacted revenues for the year ended December 31, 2009 by $4.4 million or 3% from the prior year.

By segment, DCS Online revenues decreased 25% to $80.9 million for the year ended December 31, 2009. In the same period, eFinancialCareers contributed revenues of $23.0 million, a decrease of 38% (or 26% measured in pound sterling). Other revenues declined 42% to $6.0 million.

Operating income for the year ended December 31, 2009 totaled $26.5 million, a 24% decrease from the prior year. Net income for the year ended December 31, 2009 was $13.5 million, a decline of 12% from 2008.

For the year ended December 31, 2009, net cash provided by operating activities totaled $22.6 million compared with $54.2 million in 2008.

Adjusted EBITDA for the year ended December 31, 2009 was $49.6 million or 45% of revenues, compared with $68.0 million or 44% of revenues in 2008. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at December 31, 2009 was $33.9 million compared to $31.6 million at September 30, 2009 and $40.8 million at December 31, 2008. The $2.3 million or 7% sequential increase in deferred revenue is primarily attributed to an improvement in the renewal rate of annual contracts in the Dice business.

Net debt, defined as total debt less cash and cash equivalents and marketable securities, was $1.2 million at December 31, 2009, consisting of total debt of $50.3 million minus cash and cash equivalents and marketable securities of $49.1 million. This compares to net debt of $6.3 million at September 30, 2009, consisting of total debt of $50.6 million minus cash and cash equivalents and marketable securities of $44.3 million.

Recent Developments

In addition to making its quarterly amortization payment, in January 2010 the Company prepaid $5.0 million of the term loan portion of its Amended and Restated Credit Facility, reducing the total amount outstanding to $45.0 million.

Management Comments

Scot Melland, Chairman, President and Chief Executive Officer, said, “Recruitment activity continues to improve in our core technology and finance sectors. This improvement built gradually through the latter part of 2009 and was most apparent in the U.S. and the U.K, our two largest markets.” Mr. Melland added, “Given the improvement in activity levels and our sizeable customer opportunity, we are increasing investment in product development and marketing to bring more value to our customers and professionals and to capitalize on the better market conditions.”

Michael Durney, Senior Vice President, Finance and Chief Financial Officer, said, “Our 2009 performance provided measurable validation of our financial flexibility and discipline. Matching our discretionary cost structure to the opportunities in the marketplace will continue this year.” Mr. Durney furthered, “Reflecting the financial lag inherent in the beginning stages of growth, margins will be slightly lower than our long-term average in the near-term, but we anticipate solid improvement in our cash flow during 2010. With this higher level of cash generation, we will continue to look to make investments in pursuit of our strategic plan and plan to reduce debt.”

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of February 2, 2010 for both the quarter ending March 31, 2010 and the year ending December 31, 2010. The Company’s actual performance will vary based on a number of factors including those that are outlined in our Annual Report on Form 10-K for the year ended December 31, 2008, in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q.

	Quarter ending March 31, 2010	Year ending December 31, 2010
Revenues	$26 mm	$110 mm

Estimated Contribution by Segment
DCS Online	73%	73%
eFinancialCareers	22%	22%
Other	5%	5%

Sales & Marketing expense	$10 mm	$39 mm

Adjusted EBITDA	$9 mm	$42 mm

Depreciation and amortization	$3.4 mm	$12 mm
Non-cash stock compensation expense	$1.0 mm	$4 mm
Interest expense, net	$1.2 mm	$4.5 mm
Income taxes	$1.3 mm	$ 8 mm

Net income	$2.1 mm	$13.5 mm

Adjusted EBITDA Margin	35%	38%

Fully diluted share count	67 mm	67 mm

Conference Call Information

The Company will host a conference call to discuss fourth quarter and full year 2009 results today at 8:30 a.m. Eastern Time. Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-700-6067 or for international callers by dialing 617-213-8834; the participant passcode is 48894649. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 61166539. The replay will be available until February 9, 2010.

The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Upcoming Conference Presentation

Michael Durney, Senior Vice President, Finance and CFO, will present on Tuesday, February 23, 2010 at the Credit Suisse’s 12th Annual Global Services Conference in Phoenix, Arizona. The presentation will begin at 5:30 p.m. Eastern Time/3:30 p.m. Mountain Time.

Investors and interested parties may listen to a live webcast of the presentation by visiting the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Investor & Media Contact:

Jennifer Bewley

Director, Investor Relations

Dice Holdings, Inc.

212-448-4181

ir@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized career websites for professional communities, including technology and engineering, financial services, accounting and finance, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 19 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Amended and Restated Credit Facility, represents net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization, non-cash stock compensation expense, extraordinary or non-recurring non-cash income or expense, and to add back the deferred revenues written off in connection with acquisition purchase accounting adjustments.

We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.

We present Adjusted EBITDA because covenants in our Amended and Restated Credit Facility contain ratios based on this measure. Our Amended and Restated Credit Facility is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Amended and Restated Credit Facility that are based on Adjusted EBITDA may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under our Amended and Restated Credit Facility.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Net Debt

Net Debt is defined as total debt less cash and cash equivalents and marketable securities. We consider net debt to be an important measure of liquidity and an indicator of our ability to meet ongoing obligations. We also use net debt, among other measures, in evaluating our choices for capital deployment. Net Debt presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, and the failure to attract qualified professionals or grow the number of qualified professionals who use our websites. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com.

You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Revenues	$26,680	$35,517	$109,991	$155,009

Operating expenses:
Cost of revenues	1,931	2,403	7,501	9,862
Product development	980	898	3,866	4,425
Sales and marketing	9,061	11,868	35,241	57,019
General and administrative	4,008	5,003	18,857	21,277
Depreciation	929	903	3,715	3,689
Amortization of intangible assets	2,540	3,976	14,270	16,641
Impairment of goodwill and intangible assets	—	7,213	—	7,213

Total operating expenses	19,449	32,264	83,450	120,126

Operating income	7,231	3,253	26,541	34,883
Interest expense	(1,631)	(1,943)	(6,801)	(9,552)
Interest income	40	145	213	1,647
Gain (loss) on interest rate hedges	454	(1,594)	1,505	(2,568)
Other expense	(77)	—	(77)	—

Income (loss) from continuing operations before income taxes	6,017	(139)	21,381	24,410
Income tax expense	2,162	2,712	7,890	9,573

Income (loss) from continuing operations	3,855	(2,851)	13,491	14,837

Discontinued operations:
Income from discontinued operations	—	—	—	519

Income from discontinued operations, net of tax	—	—	—	519

Net income (loss)	$3,855	$(2,851)	$13,491	$15,356

Basic earnings (loss) per share:
From continuing operations	$0.06	$(0.05)	$0.22	$0.24
From discontinued operations	—	—	—	0.01

	$0.06	$(0.05)	$0.22	$0.25

Weighted average basic shares outstanding	62,323	62,210	62,266	62,194
Diluted earnings (loss) per share:
From continuing operations	$0.06	$(0.05)	$0.20	$0.23
From discontinued operations	—	—	—	0.01

	$0.06	$(0.05)	$0.20	$0.24

Weighted average diluted shares outstanding	66,835	62,210	66,074	65,345

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Cash flows provided by operating activities:
Net income (loss)	$3,855	$(2,851)	$13,491	$15,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	929	903	3,715	3,689
Amortization	2,540	3,976	14,270	16,641
Deferred income taxes	(889)	1,493	(4,750)	2,915
Gain on sale of joint venture	—	—	—	(611)
Amortization of deferred financing costs	208	208	833	833
Share based compensation	683	1,423	5,090	5,590
Impairment of goodwill and intangible assets	—	7,213	—	7,213
(Gain) loss on interest rate hedges	(454)	1,594	(1,505)	2,568
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(3,222)	(2,142)	1,631	4,443
Prepaid expenses and other assets	456	410	405	51
Accounts payable and accrued expenses	414	(1,749)	(1,329)	(327)
Income taxes payable	(867)	(2,858)	(2,182)	135
Deferred revenue	2,314	(2,819)	(7,332)	(3,570)
Payments to reduce interest rate hedge agreements	—	—	(514)	—
Other, net	229	(399)	736	(750)

Net cash provided by operating activities	6,196	4,402	22,559	54,176

Cash flows provided by (used for) investing activities:
Purchases of fixed assets	(666)	(928)	(2,746)	(3,971)
Purchases of marketable securities	(1,088)	(11)	(2,838)	(49,208)
Maturities and sales of marketable securities	500	1,850	5,000	42,838
Payment for the acquisition of AllHealthcareJobs	—	—	(2,690)	—

Net cash provided by (used for) investing activities	(1,254)	911	(3,274)	(10,341)

Cash flows used for financing activities:
Payments on long-term debt	(300)	(18,800)	(33,200)	(42,900)
Proceeds from long-term debt	—	—	2,000	—
Payment of costs related to initial public offering	—	—	—	(354)
Other	11	—	30	58

Net cash used for financing activities	(289)	(18,800)	(31,170)	(43,196)

Effect of exchange rate changes	(351)	(1,686)	1,666	(3,020)

Net change in cash and cash equivalents for the period	4,302	(15,173)	(10,219)	(2,381)
Cash and cash equivalents, beginning of period	40,623	70,317	55,144	57,525

Cash and cash equivalents, end of period	$44,925	$55,144	$44,925	$55,144

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$44,925	$55,144
Marketable securities	4,214	6,497
Accounts receivable, net	11,336	12,653
Deferred income taxes—current	812	1,346
Prepaid and other current assets	2,266	2,219

Total current assets	63,553	77,859

Fixed assets, net	5,719	5,938
Acquired intangible assets, net	48,536	59,119
Goodwill	142,638	137,416
Deferred financing costs, net	1,875	2,708
Other assets	234	129

Total assets	$262,555	$283,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$10,205	$10,306
Deferred revenue	33,909	40,758
Current portion of long-term debt	1,000	1,000
Income taxes payable	601	2,195

Total current liabilities	45,715	54,259
Long-term debt	49,300	80,500
Deferred income taxes—non-current	10,886	15,998
Interest rate hedge liability—non-current	550	2,568
Other long-term liabilities	7,484	6,338

Total liabilities	113,935	159,663
Total stockholders’ equity	148,620	123,506

Total liabilities and stockholders’ equity	$262,555	$283,169

Supplemental Information and Non-GAAP Reconciliations

On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A quarterly balance sheet, statement of operations and statement of cash flows for the quarter and year ended December 31, 2009 is provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation

A reconciliation of Adjusted EBITDA for the quarter and year ended December 31, 2009 and 2008 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Quarterly Supplemental Data and Certain Non-GAAP Reconciliations

On this schedule, the Company provides certain non-GAAP information for the quarter and year ended December 31, 2009 and 2008 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.

QUARTERLY ADJUSTED EBITDA RECONCILIATIONS

(Unaudited)

(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$3,855	$(2,851)	$13,491	$15,356
Interest expense	1,631	1,943	6,801	9,552
Interest income	(40)	(145)	(213)	(1,647)
Income tax expense	2,162	2,712	7,890	9,573
Depreciation	929	903	3,715	3,689
Amortization of intangible assets	2,540	3,976	14,270	16,641
(Gain) loss on interest rate hedges	(454)	1,594	(1,505)	2,568
Other expense	77	—	77	—
Impairment of intangible assets	—	7,213	—	7,213
Non-cash stock compensation expense	683	1,423	5,090	5,590
Discontinued operations	—	—	—	(519)

Adjusted EBITDA	$11,383	$16,768	$49,616	$68,016

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$6,196	$4,402	$22,559	$54,176
Interest expense	1,631	1,943	6,801	9,552
Interest income	(40)	(145)	(213)	(1,647)
Income tax expense	2,162	2,712	7,890	9,573
Deferred income taxes	889	(1,493)	4,750	(2,915)
Change in accounts receivable	3,222	2,142	(1,631)	(4,443)
Change in deferred revenue	(2,314)	2,819	7,332	3,570
Changes in working capital and other	(155)	4,596	2,961	891
Deferred financing costs	(208)	(208)	(833)	(833)
Adjustments for cash flows from discontinued operations	—	—	—	(519)
Gain on discontinued operations	—	—	—	611

Adjusted EBITDA	$11,383	$16,768	$49,616	$68,016

DICE HOLDINGS, INC.

NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA

(Unaudited)

(dollars in thousands except per customer data)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Revenues by Segment
DCS Online	$19,369	$25,634	$80,918	107,329
eFinancialCareers	5,815	7,639	23,027	37,202
Other	1,496	2,244	6,046	10,478

	$26,680	$35,517	$109,991	$155,009

Percentage of Revenues by Segment
DCS Online	72.6%	72.2%	73.6%	69.3%
eFinancialCareers	21.8%	21.5%	20.9%	24.0%
Other	5.6%	6.3%	5.5%	6.7%

	100.0%	100.0%	100.0%	100.0%

Sales and Marketing Expense	$9,061	$11,868	$35,241	$57,019
Sales and Marketing Expense as a Percentage of Revenue	34.0%	33.4%	32.0%	36.8%

Adjusted EBITDA	$11,383	$16,768	$49,616	$68,016
Adjusted EBITDA Margin	42.7%	47.2%	45.1%	43.9%

Net cash provided by operating activities	$6,196	$4,402	$22,559	$54,176
Purchases of fixed assets	(666)	(928)	(2,746)	(3,971)

Free Cash Flow	$5,530	$3,474	$19,813	$50,205

Deferred Revenue (end of period)	$33,909	$40,758	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	6,300	8,800	7,600	8,700
End of period	5,900	7,600	5,900	7,600
Average for the period (1)	6,250	8,450	n.a.	n.a.
Historical averages
Quarter ended March 31	7,300	9,050	n.a.	n.a.
Quarter ended June 30	6,600	9,050	n.a.	n.a.
Quarter ended September 30	6,350	9,000	n.a.	n.a.

Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$808	$853	n.a.	n.a.

Segment Definitions:

DCS Online: Dice.com and ClearanceJobs

eFinancialCareers: eFinancialCareers worldwide, excluding North America

Other:	eFinancialCareers (North America), Targeted Job Fairs, JobsintheMoney, and
AllHealthcareJobs (from the date of acquisition, June 10, 2009)

(1) Reflects the daily average of recruitment package customers during the period.

(2) Reflects simple average of three months in each quarterly period.